EXHIBIT 99.1

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-1000
Fax (805) 499-3507
www.amgen.com

News Release

AMGEN’S SECOND QUARTER 2010 ADJUSTED EARNINGS

PER SHARE INCREASED 7 PERCENT TO $1.38

Second Quarter 2010 Revenue

Increased 2 Percent to $3.8 Billion

Second Quarter 2010 GAAP Earnings Per Share

Unchanged at $1.25

Adjusting for the Impact of a Weaker Euro, 2010 Total Revenue

Guidance Revised to Slightly Below $15.1 Billion

2010 Adjusted Earnings Per Share Guidance Unchanged at

Towards Lower End of $5.05–$5.25

THOUSAND OAKS, Calif. (July 29, 2010) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.38 for the second quarter of 2010, an increase of 7 percent compared to $1.29 for the second quarter of 2009. Adjusted net income increased 1 percent to $1,326 million for the second quarter of 2010 compared to $1,311 million for the second quarter of 2009.

Total revenue increased 2 percent for the second quarter of 2010 to $3,804 million versus $3,713 million for the second quarter of 2009.

“We delivered a solid quarter,” said Kevin Sharer, chairman & CEO. “We are in the process of launching Prolia worldwide and look forward to working with global regulatory authorities to gain approval for denosumab in patients with advanced cancer.”

Adjusted EPS and adjusted net income for the second quarter of 2010 and 2009 exclude, for the applicable periods, stock option expense, certain expenses

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

related to acquisitions, non-cash interest expense resulting from a change in accounting in the first quarter of 2009 for our convertible notes, the income tax benefit as a result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) and certain other items. These adjustments and other items are presented on the attached reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.25 for the second quarter of 2010, unchanged from the second quarter of 2009. GAAP net income decreased 5 percent to $1,202 million for the second quarter of 2010 from $1,269 million for the second quarter of 2009. GAAP net income for the second quarter of 2009 was positively impacted by $115 million as a result of resolving certain non-routine transfer pricing issues with the IRS.

Product Sales Performance

Total product sales for the second quarter of 2010 decreased 1 percent to $3,613 million from $3,634 million for the second quarter of 2009. Sales in the U.S. totaled $2,787 million, a decrease of 2 percent versus $2,833 million for the second quarter of 2009. Second quarter 2010 U.S. product sales include a $45 million unfavorable impact for certain U.S. Health Care Reform Legislation provisions that were in effect during the second quarter, partially offset by a $9 million favorable adjustment related to changes in accounting estimates with respect to the accruals for U.S. Health Care Reform Legislation recorded in the first quarter of 2010. International sales increased 3 percent to $826 million versus $801 million for the second quarter of 2009. Changes in foreign exchange positively impacted second quarter 2010 sales by $11 million. Excluding the favorable impact of foreign exchange, total product sales decreased 1 percent and international product sales increased 2 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 13 percent to $603 million in the second quarter of 2010 versus $693 million for the second quarter of 2009. In the U.S., Aranesp sales decreased 21 percent to $267 million for the second quarter of 2010 versus $338 million for the second quarter of 2009. The decrease was driven by a decline in demand. The decline in demand was due to a decrease in units sold reflecting an overall decline in the segment, and to a lesser extent, a slight loss of segment share. International Aranesp sales decreased 5 percent to $336 million versus $355 million in the second quarter of 2009 due to a decrease in demand reflecting an overall decline in the segment. Excluding the favorable impact of foreign exchange of $3 million, worldwide Aranesp sales decreased 13 percent and international product sales decreased 6 percent.

Sales of EPOGEN® (Epoetin alfa) increased 3 percent to $657 million in the second quarter of 2010 versus $638 million in the second quarter of 2009, primarily due to an increase in demand and favorable changes in wholesaler inventories. The increase in demand was principally due to patient population growth, partially offset by a decrease in dose utilization.

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 1 percent to $1,174 million in the second quarter of 2010 versus $1,158 million for the second quarter of 2009. Combined sales of Neulasta and NEUPOGEN in the U.S. were $868 million in the second quarter of 2010 versus $855 million in the second quarter of 2009, an increase of 2 percent due primarily to favorable changes in wholesaler inventories, partially offset by a low single-digit percentage point decrease in demand. The decrease in demand was driven by a decline in units sold, partially offset by a mid single-digit percentage point increase in average net sales price. Combined international sales increased 1 percent to $306 million in the second quarter of 2010 versus $303 million for the second quarter of 2009. This increase was primarily driven by the positive impact of changes in foreign exchange of $5 million. This increase was partially offset by a slight decrease in demand. Excluding the impact of foreign exchange, combined worldwide product sales of NEUPOGEN and Neulasta increased 1 percent and international product sales decreased 1 percent.

Sales of Enbrel® (etanercept) decreased 2 percent in the second quarter of 2010 to $877 million versus $899 million for the second quarter of 2009, driven by a decrease in demand. The decrease in demand was principally due to a mid single-digit percentage point decline in units sold reflecting a share decline primarily as a result of increased competitive activity in dermatology, partially offset by an increase in average net sales price. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® (cinacalcet) increased 3 percent to $172 million in the second quarter of 2010 versus $167 million during the second quarter of 2009, primarily as a result of increased demand, partially offset by unfavorable changes in U.S. wholesaler inventories.

Vectibix® (panitumumab) sales for the second quarter of 2010 were $72 million compared to $56 million for the second quarter of 2009. Sales growth was driven by international demand partially as a result of recent launches.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased to 15.2 percent of sales for the second quarter of 2010 versus 14.5 percent of sales for the second quarter of 2009. This increase was primarily driven by higher bulk material cost and less favorable product mix, partially offset by lower royalties and excess capacity charges.

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Research and Development (R&D) expenses decreased 2 percent to $642 million for the second quarter of 2010 versus $657 million for the second quarter of 2009. This decrease was primarily driven by the $50 million payment to obtain an exclusive license to Cytokinetics’ cardiac contractility program in the second quarter of 2009 partially offset by lower expense recoveries associated with ongoing collaborations and higher staff related costs.

Selling, General, and Administrative (SG&A) expenses increased 9 percent to $968 million in the second quarter of 2010 versus $891 million in the second quarter of 2009. This increase was primarily due to spending for activities in anticipation of the approval of ProliaTM (denosumab), higher litigation expenses, and higher staff related costs. These increases were partially offset by lower expenses associated with the Pfizer profit share due to lower ENBREL sales, expense recoveries related to the GlaxoSmithKline collaboration to commercialize Prolia in postmenopausal osteoporosis (PMO) in Europe, Australia, New Zealand, and Mexico, and lower promotional expenses on marketed products.

Excluding expenses associated with the Pfizer profit share of $294 million and $301 million for the second quarter of 2010 and 2009, respectively, adjusted SG&A expenses for the second quarter of 2010 increased 14 percent versus the second quarter of 2009.

The adjusted tax rate for the second quarter of 2010 was 20.0 percent compared to 18.1 percent for the second quarter of 2009. The increase was primarily due to the benefit of the federal R&D tax credit in the second quarter of 2009 (the credit has not been extended for 2010) and changes in profits associated with the Company’s Puerto Rico operations and revenue and expense mix in the second quarter of 2010 versus the second quarter of 2009.

During the second quarter of 2010, Amgen repurchased approximately 10 million shares of common stock at a total cost of $0.6 billion. The Company currently has $3.7 billion remaining under its authorized stock repurchase program.

Average diluted shares for adjusted EPS for the second quarter of 2010 were 964 million versus 1,016 million for the second quarter of 2009.

Capital expenditures for the second quarter of 2010 were $177 million versus $139 million for the second quarter of 2009. Worldwide cash and marketable securities were $14.5 billion and adjusted outstanding debt was $12.2 billion as of June 30, 2010. The Company’s adjusted outstanding debt excludes the impact of a change in accounting on the carrying values of its convertible notes. The Company’s outstanding debt presented in accordance with GAAP was $11.7 billion as of June 30, 2010.

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

2010 Guidance Update

As a result of the weaker Euro, the Company now expects revenues to be slightly below $15.1 billion versus previous guidance towards the lower end of the range of $15.1 billion to $15.5 billion. The Company’s hedging program seeks to minimize the impact of foreign exchange volatility on net income by hedging the portion of international product sales, primarily denominated in the Euro, which are in excess of international operating expenses. As a result, changes in the Euro exchange rate do not have a material impact on net income. Adjusted EPS guidance remains unchanged at towards the lower end of the range of $5.05 to $5.25. Adjusted EPS excludes stock option expense, certain expenses related to prior acquisitions and the non-cash interest expense resulting from a change in accounting for our convertible notes.

Included in the 2010 revenue and Adjusted EPS guidance noted above is the estimated impact of the U.S. Health Care Reform Legislation of $200 million to $250 million.

The Company still expects the 2010 adjusted tax rate to be in the range of 20 percent to 21 percent and capital expenditures to be approximately $600 million.

Second Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Denosumab: The Company discussed that the U.S. Food and Drug Administration (FDA) granted priority review designation to denosumab for the treatment of bone metastases to reduce skeletal related events in patients with cancer. Priority review designation is granted to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. Consistent with priority review guidelines, the FDA will target an Agency action within six months of the application submission date, resulting in a Prescription Drug User Fee Act (PDUFA) action date of Thursday, November 18.

Vectibix: The Company announced that it now expects data from its Phase 3 study of Vectibix for the treatment of metastatic squamous cell carcinoma of the head and neck in the third quarter of 2010.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and six months ended June 30, 2010 and 2009. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP basis) as of June 30, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in a format which we believe facilitates a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2009, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACT:	Amgen, Thousand Oaks David Polk, 805-447-4613 (media) Arvind Sood, 805-447-1060 (investors)

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2010					Three Months Ended June 30, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,613	$—		$3,613		$3,634	$—		$3,634
Other revenues	191	—		191		79	—		79

Total revenues	3,804	—		3,804		3,713	—		3,713

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	553	(4	)(a)	549		531	(3	)(a)	527
							(1	)(f)
Research and development	675	(16	)(a)	642		693	(16	)(a)	657
		(17	)(b)				(17	)(b)
							(3	)(f)
Selling, general and administrative	986	(18	)(a)	968		910	(16	)(a)	891
							(3	)(f)
Amortization of certain acquired intangible assets	73	(73	)(c)	—		73	(73	)(c)	—
Other	—	—		—		49	(20	)(d)	—
							(29	)(f)

Total operating expenses	2,287	(128)		2,159		2,256	(181)		2,075

Operating income	1,517	128		1,645		1,457	181		1,638
Interest expense, net	147	(66	)(e)	81		150	(62	)(e)	88
Interest and other income, net	94	—		94		50	—		50

Income before income taxes	1,464	194		1,658		1,357	243		1,600
Provision for income taxes	262	70	(g)	332		88	86	(h)	289
							115	(i)

Net income	$1,202	$124		$1,326		$1,269	$42		$1,311

Earnings per share:
Basic	$1.25			$1.38		$1.25			$1.29
Diluted (k)	$1.25			$1.38	(a)	$1.25			$1.29	(a)
Average shares used in calculation of earnings per share:
Basic	959			959		1,013			1,013
Diluted (k)	964			964	(a)	1,017			1,016	(a)

(a) - (k) See explanatory notes on the following pages.

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six months ended June 30, 2010					Six months ended June 30, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$7,141	$—		$7,141		$6,872	$—		$6,872
Other revenues	255	—		255		149	—		149

Total revenues	7,396	—		7,396		7,021	—		7,021

Cost of sales (excludes amortization of certain acquired intangible assets presented below)	1,061	(8	)(a)	1,053		1,008	(6	)(a)	1,001
							(1	)(f)
Research and development	1,321	(28	)(a)	1,259		1,326	(27	)(a)	1,262
		(34	)(b)				(34	)(b)
							(3	)(f)
Selling, general and administrative	1,870	(29	)(a)	1,841		1,708	(26	)(a)	1,665
							(17	)(f)
Amortization of certain acquired intangible assets	147	(147	)(c)	—		147	(147	)(c)	—
Other	(1)	1	(d)	—		54	(20	)(d)	—
							(34	)(f)

Total operating expenses	4,398	(245)		4,153		4,243	(315)		3,928

Operating income	2,998	245		3,243		2,778	315		3,093
Interest expense, net	292	(131	)(e)	161		297	(123	)(e)	174
Interest and other income, net	178	—		178		108	—		108

Income before income taxes	2,884	376		3,260		2,589	438		3,027
Provision for income taxes	515	137	(g)	652		301	155	(h)	596
							115	(i)
							25	(j)

Net income	$2,369	$239		$2,608		$2,288	$143		$2,431

Earnings per share:
Basic	$2.44			$2.69		$2.24			$2.38
Diluted (k)	$2.43			$2.67	(a)	$2.23			$2.37	(a)
Average shares used in calculation of earnings per share:
Basic	970			970		1,023			1,023
Diluted (k)	976			976	(a)	1,027			1,026	(a)

(a) - (k) See explanatory notes on the following pages.

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude stock option expense. For the three and six months ended June 30, 2010 and 2009, the total pre-tax expense for employee stock options was $38 million and $65 million, respectively, and $35 million and $59 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2010 and 2009 was as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
“Adjusted” diluted EPS, excluding stock option expense	$1.38	$1.29	$2.67	$2.37
Impact of stock option expense (net of tax)	(0.04)	(0.02)	(0.05)	(0.04)

“Adjusted” diluted EPS, including stock option expense	$1.34	$1.27	$2.62	$2.33

(b)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets with alternative future uses acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(c)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(d)	To exclude loss accruals or awards for legal settlements.

(e)	To exclude the incremental non-cash interest expense resulting from a change in the accounting for our convertible notes effective January 1, 2009.

(f)	To exclude the expenses associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified.

(g)	To reflect the tax effect of the above adjustments for 2010.

(h)	To reflect the tax effect of the above adjustments for 2009.

(i)	To exclude the income tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(j)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(k)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended June 30, 2010			Three months ended June 30, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,202	$1,326		$1,269	$1,311

Shares (Denominator):
Weighted-average shares for basic EPS	959	959		1,013	1,013
Effect of dilutive securities	5	5	(*)	4	3	(*)

Weighted-average shares for diluted EPS	964	964		1,017	1,016

Diluted earnings per share	$1.25	$1.38		$1.25	$1.29

	Six months ended June 30, 2010			Six months ended June 30, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,369	$2,608		$2,288	$2,431

Shares (Denominator):
Weighted-average shares for basic EPS	970	970		1,023	1,023
Effect of dilutive securities	6	6	(*)	4	3	(*)

Weighted-average shares for diluted EPS	976	976		1,027	1,026

Diluted earnings per share	$2.43	$2.67		$2.23	$2.37

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and six months ended June 30, 2010 and 2009 were computed under the treasury stock method assuming that we do not expense stock options.

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Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Aranesp® - U.S.	$267	$338	$535	$630
Aranesp® - International	336	355	695	689
EPOGEN® - U.S	657	638	1,280	1,203
Neulasta® - U.S.	643	625	1,280	1,219
NEUPOGEN® - U.S.	225	230	450	432
Neulasta® - International	218	206	444	389
NEUPOGEN® - International	88	97	179	191
Enbrel® - U.S.	819	846	1,573	1,558
Enbrel® - Canada	58	53	108	99
Sensipar® - U.S.	112	113	229	212
Sensipar® - International	60	54	122	103
Vectibix® - U.S.	29	24	54	49
Vectibix® - International	43	32	85	60
Nplate® - U.S.	32	19	60	32
Nplate® - International	23	4	44	6
Prolia® - U.S.	3	—	3	—

Total product sales	$3,613	$3,634	$7,141	$6,872

U.S.	$2,787	$2,833	$5,464	$5,335
International	826	801	1,677	1,537

Total product sales	$3,613	$3,634	$7,141	$6,872

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and marketable securities	$14,523	$13,442
Trade receivables, net	2,208	2,109
Inventories	2,112	2,220
Other current assets	1,321	1,161

Total current assets	20,164	18,932
Property, plant and equipment, net	5,630	5,738
Intangible assets, net	2,421	2,567
Goodwill	11,334	11,335
Other assets	1,251	1,057

Total assets	$40,800	$39,629

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,578	$3,873
Current portion of convertible notes	2,414	—

Total current liabilities	5,992	3,873
Convertible notes	2,232	4,512
Other long-term debt	7,086	6,089
Other non-current liabilities	2,320	2,488
Stockholders’ equity	23,170	22,667

Total liabilities and stockholders’ equity	$40,800	$39,629

Shares outstanding	958	995

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	June 30, 2010
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$11,732	$437	(a)	$12,169

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 7 Percent to $1.38;

Second Quarter Revenue Increased 2 Percent to $3.8 Billion

Amgen Inc.

Reconciliation of GAAP Earnings Per Share Guidance to “Adjusted”

Earnings Per Share Guidance for the Year Ending December 31, 2010

(Unaudited)

On July 29, 2010, the Company reaffirmed its “Adjusted” earnings per share guidance towards the lower end of the range of $5.05 - $5.25, including an anticipated impact of $200 million to $250 million due to U.S. Health Care Reform. The following table shows a reconciliation of GAAP earnings per share (diluted) guidance to “Adjusted” earnings per share (diluted) guidance.

2010
GAAP earnings per share (diluted) guidance	$4.55 - $4.77
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.19
Incremental non-cash interest expense (b)	0.17
Stock option expense (c)	0.07 - 0.09
Amortization of acquired intangible assets, R&D technology rights (d)	0.05

“Adjusted” earnings per share (diluted) guidance	$5.05 - $5.25

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.27 to $0.28 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from a change in accounting in January 2009 related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2010

(Unaudited)

On July 29, 2010, the Company reaffirmed its “Adjusted” tax rate guidance range of 20.0% - 21.0%. The following table shows a reconciliation of GAAP tax rate guidance to “Adjusted” tax rate guidance.

2010
GAAP tax rate guidance	17.8% - 19.0%
Tax rate effect of known adjustments discussed above	2.0% - 2.2%

“Adjusted” tax rate guidance	20.0% - 21.0%